Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Ultragenyx Pharmaceutical Inc. Second Amended and Restated 2023 Incentive Plan and the Ultragenyx Pharmaceutical Inc. Employment Inducement Plan (as amended) of our reports dated February 19, 2025, with respect to the consolidated financial statements of Ultragenyx Pharmaceutical Inc. and the effectiveness of internal control over financial reporting of Ultragenyx Pharmaceutical, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California
July 18, 2025